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                                                                    EXHIBIT 5.1


                [LETTERHEAD OF WILDMAN, HARROLD, ALLEN & DIXON]





                               November 19, 1996



SPR Inc.
2015 Spring Road
Suite 750
Oak Brook, Illinois  60521


             Re: REGISTRATION OF 3,105,000 SHARES OF COMMON STOCK $.01 PAR VALUE PER SHARE


Ladies & Gentlemen:

     We have acted as counsel to SPR Inc., a Delaware corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-1, filed by the Company with the Securities and Exchange Commission (the "Commission") on November 19, 1996, (the "Registration Statement"). The Registration Statement relates to the proposed sale of up to 3,105,000 shares of the Company's Common Stock, $.01 par value per share (the "Shares"), pursuant to an underwriting agreement (the "Underwriting Agreement") to be entered into among the Company, certain selling stockholders and the underwriters as described in the Registration Statement.

     We have examined such documents and corporate and other records as we deemed necessary for the purpose of rendering this opinion, including the Company's Certificate of Incorporation, the Company's By-Laws, the Registration Statement pursuant to which the Shares are to be registered under the Securities Act of 1933, as amended (the "Act"), and records of corporate proceedings.

     Based upon the foregoing, it is our opinion that upon the execution and delivery of the Underwriting Agreement by the Company and the selling stockholders, (i) the 1,666,666 Shares to be offered and sold by the Company, when sold and delivered against payment as provided in the Underwriting Agreement, will be duly authorized, validly issued, fully paid and non-assessable, and (ii) the 1,438,334 Shares to be offered and sold by certain selling stockholders of the Company pursuant to the Underwriting Agreement have been duly authorized and validly issued, and are fully paid and non-assessable.

     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

                                             Very truly yours,

                                             /s/ Wildman, Harrold, Allen & Dixon